Exhibit 5.1

[Letterhead of Gibson, Dunn & Crutcher LLP]

Client: 98606-00002

April 24, 2012

WPX Energy, Inc.

One Williams Center

Tulsa, Oklahoma 74172

Re:	WPX Energy, Inc. Registration Statement on Form S-4

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-4 (the “Registration Statement”), of WPX Energy, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to $1,500,000,000 aggregate principal amount of new senior notes consisting of $400,000,000 principal amount of the Company’s 5.250% Senior Notes due 2017 and $1,100,000,000 principal amount of the Company’s 6.000% Senior Notes due 2022 (collectively, the “Exchange Notes”) in exchange for a like principal amount of the applicable series of the Company’s outstanding 5.250% Senior Notes due 2017 and 6.000% Senior Notes due 2022 (collectively, the “Outstanding Notes”). The Exchange Notes will be issued under an Indenture (the “Indenture”), dated November 14, 2011, between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of the Indenture, the Exchange Notes and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render this opinion. In our examination, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. As to any facts material to this opinion, we have relied to the extent we deemed appropriate and without independent investigation upon statements and representations of officers and other representatives of the Company and others.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, and in reliance on statements of fact contained in the documents that we have examined, we are of the opinion that, when the Exchange Notes are executed and authenticated in accordance with the provisions of the Indenture and issued and delivered in exchange for the Outstanding Notes in the manner described in the Registration Statement, the Exchange Notes will constitute legal, valid and binding obligations of the Company.

WPX Energy, Inc.

April 24, 2012

The opinion expressed above is subject to the following additional exceptions, qualifications, limitations and assumptions:

A. We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of New York and to the extent relevant for our opinion herein, the Delaware General Corporation Law. This opinion is limited to the effect of the current state of the laws of the State of New York and, to the limited extent set forth above, the Delaware General Corporation Law and the facts as they currently exist. We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or the interpretations thereof or such facts.

B. The opinion above is subject to (i) the effect of any bankruptcy, insolvency, reorganization, moratorium, arrangement or similar laws affecting the rights and remedies of creditors’ generally (including the effect of statutory or other laws regarding fraudulent transfers or preferential transfers) and (ii) general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance, injunctive relief or other equitable remedies regardless of whether enforceability is considered in a proceeding in equity or at law.

C. We express no opinion regarding the effectiveness of (i) any waiver of stay, extension or usury laws or of unknown future rights, (ii) provisions relating to indemnification, exculpation or contribution, to the extent such provisions may be held unenforceable as contrary to public policy or federal or state securities laws and (iii) any waiver of the right to jury trial.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP